CONFIDENTIAL TREATMENT                                           EXHIBIT 10.4(b)

                  RESEARCH, DEVELOPMENT AND MARKETING AGREEMENT

         Research, Development and Marketing Agreement, dated as of July 1, 1995 between LEUKOSITE, INC., a Delaware corporation ("LeukoSite"), located at 215 First Street, Cambridge, MA 02142, and WARNER-LAMBERT COMPANY, a Delaware corporation ("Warner"), located at 201 Tabor Road, Morris Plains, New Jersey 07950.

                                   WITNESSETH:

         WHEREAS, LeukoSite and Warner each has certain expertise in the discovery and development of compounds that inhibit the action of IL-8 (the "Field"); and

         WHEREAS, Warner and LeukoSite each wishes to enter into a collaborative effort to share such expertise, to develop new expertise in the Field, to research together potential applications thereof and, if successful. to market certain of such applications (the "Collaboration");

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, LeukoSite and Warner agree as follows:

                                    ARTICLE A

                                   DEFINITIONS

         The following capitalized terms shall have the following meanings for purposes of this Agreement:

         "Affiliate" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used herein the term "control" means control with possession of the power to direct, or cause the direction of. the management and policies of a corporation, association or other entity.

         "Background Technology" shall mean individually and collectively Warner Background Technology and LeukoSite Background Technology.

         "Budgeted Detail Effort" shall mean for each party for each calendar year each party's Selling Percentage of the Budgeted Total Detail Effort, or with respect to LeukoSite, a lower percentage of the Budgeted Total Detail Effort elected by LeukoSite for the calendar year pursuant to Section 6.1.
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         "Budgeted Total Detail Effort" shall mean for each calendar year the total number of Details for Warner-LeukoSite Product in the Designated Co-Promotion Territory as budgeted by the Marketing Committee or in the case where the sales force sells other than through Details, the total selling efforts of the sales force of each party for such calendar year.

         "Collaboration Technology" shall mean individually and collectively Warner Collaboration Technology and LeukoSite Collaboration Technology.

         "Co-Promotion Countries" shall mean, subject to Section 6.9, the United States of America, Mexico, the Commonwealth of Canada and their respective territories and possessions, including the Commonwealth of Puerto Rico.

         "Cost of Goods" means for experimental, clinical and commercial supplies of Warner-LeukoSite Product the fully allocated manufacturing cost (determined in a reasonable manner consistent with Warner's normal internal accounting practices and in accordance with generally accepted accounting principles ("GAAF)) which includes (i) direct and indirect labor (salaries, wages and employee benefits); (ii) direct and indirect materials; (iii) operating costs of building and equipment used in connection with the manufacture of Warner-LeukoSite Product; (iv) allocated depreciation and repairs and maintenance; (v) quality and in-process control; (vi) any charges for obsolescence, out of date product, spoilage, scrap or rework costs; (vii) royalties paid to third parties (except royalties in respect of rights that a party hereto currently has an interest in or could have an interest in pursuant to any currently existing agreements) and (viii) the net cost or credit of any value added taxes paid with respect to the manufacture of Warner-LeukoSite Product. To the extent that manufacturing of Warner-LeukoSite Product or any component thereof is performed for Warner by a third party (which is not an Affiliate of Warner), amounts paid to such third parry in connection with the manufacturing of Warner-LeukoSite Product or any component thereof shall be added to the aggregate amount of the applicable hereinabove items (i) through
(viii).

         "Designated Co-Promotion" Country' shall mean with respect to each Warner-LeukoSite Product each Co-Promotion Country designated under Section 4.1 as to which LeukoSite retains marketing rights.

         "Detail" shall mean a sales presentation by a professional sales representative to a target physician or other person involved in prescribing or influencing drug usage of a Warner-LeukoSite Product in
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which the primary purpose is to discuss the benefits and features of such
Warner-LeukoSite Product in order to encourage a sale of such Product.

         "Detail Effort" shall mean with respect to a party, and for any calendar year, the actual number of Details given by its sales force for such calendar year or in the case where the sales force sells other than through Details the selling efforts of the party performed by its sales force for such calendar year.

         "Development" shall mean the conduct of all preclinical, clinical, chemical synthesis, formulation, stability, assays and validation, testing and development in accordance with then current Good Laboratory, Clinical and Manufacturing Practices or other designated quality standards in connection with any Development Candidate or Product insofar as the same are reasonably necessary to obtain marketing approval by the relevant regulatory authorities for a Product's first approved indication in any country (including studies required to be per-formed after approval as a condition of approval) and the costs of preparation, filing and submission of regulatory filings in Designated Co-Promotion Countries.

         "Development" Candidate" shall have the meaning set forth in Section
4.1.

         "Development Committee" shall have the meaning set forth in Section
2.3.

         "Effective Date" shall mean the date of this Agreement first stated above.

         "FDA" shall mean the United States Food and Drug Administration.

         "IL-8 Inhibitor" shall mean a compounds) other than antibody(ies) which inhibits the action of IL-8.

         "LeukoSite Background Technology" shall mean all technology, inventions, information, data, know-how, compounds, materials and substances (whether or not patented or patentable) which relate to or are potentially useful as an IL-8 Inhibitor or is an IL-8 Inhibitor and/or techniques for the discovery, screening, design, synthesis, delivery, development, testing, use, manufacture or sale of IL-8 Inhibitors which exists as of the Effective Date which is either owned by LeukoSite or which is licensed to LeukoSite and as to which LeukoSite has a right to sublicense or otherwise transfer.
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         "LeukoSite Collaboration Technology" shall mean all technology, inventions, information, data, know-how, compounds, materials and substances (whether or not patented or patentable) which is either owned by LeukoSite (alone or together with Warner) or which is licensed to LeukoSite and as to which LeukoSite has a right to sublicense or otherwise transfer, and which is conceived or reduced to practice pursuant to the Stage 1 Research Plan or pursuant to the Stage 2 Research Plan or pursuant to development of a LeukoSite Product or a Warner-LeukoSite Product.

         "LeukoSite Product" shall have the meaning set forth in Section 4.1.

         "LeukoSite's Share of Profit" shall have the meaning set forth in
Section 8.1.

         "Management Committee" shall have the meaning set forth in Section 2.1.

         "Marketing Committee" shall have the meaning, set forth in Section 2.4.

         "Marketing Expense" shall mean to the extent approved by the Marketing Committee all costs and expenses incurred by Warner (including without limitation. the salaries, commissions, bonuses, transportation. meals, lodging, benefits and healthcare insurance expenses of appropriate employees) associated with launch, advertising and sales promotion (including, without limitation, expenses related to promotional publications, space or time in various media, direct mail campaigns, samples, if any, advertising agency fees and other promotional activities), the cost of product samples, Phase IV Studies, Pharmacoeconomic Studies, Phase V Studies, and any other clinical studies not reasonably necessary to obtain marketing approval by the relevant regulatory authorities for a Product's first approved indication in any country, in each case determined in accordance with Warner's normal internal accounting practices and GAAP.

         "Market Price" shall mean the average exchange closing price for LeukoSite's Common Stock during the five business days beginning, on the day that work is initiated on the Stage 2 Research Plan or the five (5) business days preceding Warner's stock purchase under Section 1.4(c), as the case may be.
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         "MCP-1 Agreement" shall mean the Research, Development and Marketing
Agreement, dated as of September 30, 1994 between LeukoSite and Warner.

         "Net Sales" shall mean the gross amount invoiced for sales of a Product to non-affiliated commercial customers after deduction of the following items:
(i) trade, quantity and cash discounts; (ii) credits, rebates, chargeback rebates. fees. reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, healthcare insurance carriers. governmental agencies and other institutions provided that such will not grant a preference or otherwise favor other product(s) of Warner or LeukoSite, as the case may be, if such preference is based on the fact LeukoSite or Warner, as the case may be, is entitled to royalties or a share of co-promotion rights; (iii) credits or allowances to the extent allowed for rejection or return of such Product previously sold, (iv) allowance for bad debt expense in accordance with Warner's normal internal accounting practices and GAAP; (v) any tax, tariff, duty or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of such Product and borne by the seller thereof, (vi) payments or rebates paid in connection with state or federal Medicare, Medicaid or similar programs; and (vii) any charge for freight or insurance to the extent separately invoiced.

         "Patent Rights" shall mean, with respect to LeukoSite or Warner, all United States and foreign patents owned in whole or in part or licensed to LeukoSite or Warner, respectively, as to which a sublicense can be granted, at any time during the Term of this Agreement, which would be infringed by the manufacture, use or sale of a Product or which would be infringed by activities to be performed by the parties under the Stage 1 and/or Stage 2 Research Plan including all United States and foreign patents and patent applications (including, without limitation, all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions thereof). Excluded from "Patent Rights" are compounds that Warner identifies as having anti-inflammatory activity independent of LeukoSite.

         "Pharmacoeconomic Studies" shall mean clinical studies designed with the primary intention of developing pharmacoeconomic data.

         "Phase IV Studies" shall mean clinical studies designed to enhance sales for an approved indication, but shall not include Pharmacoeconomic Studies.
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         "Phase V Studies" shall mean clinical studies directed for approval of additional indications, new dosages or other line extensions.

         "Products" shall mean Warner Products, LeukoSite Products, Warner-LeukoSite Products and/or any product derived from or based on Warner Collaboration Technology as to which LeukoSite has rights under Section 1.4(a), as applicable.

         "Research Cost" shall mean the aggregate amount of costs incurred by LeukoSite to perform research under the Stage 2 Research Plan determined in a reasonable manner and consistent with normal internal accounting practices and GAAP.

         "Research" Committee" shall have the meaning set forth in Section 2.2.

         "Sales Cost" with respect to each of Warner and LeukoSite for any applicable period shall equal the aggregate amount of expenses incurred by such party for maintaining its sales force (including the costs set forth below) for Warner-LeukoSite Product in the Designated Co-Promotion Countries. The costs shall include but not be limited to salary, commissions, bonuses. transportation, meals, lodging, benefits and health care insurance expenses for the sales force, and sales force management and support in the Designated Co-Promotion Countries, all only as it relates to Warner-LeukoSite Product but specifically excluding any cost or expense included in Marketing Expenses, in each case determined in accordance with the parties' normal internal cost accounting practices and GAAP.

         "Selling Percentage" with respect to any calendar year shall mean for LeukoSite * or such lower percentage selected by LeukoSite under Section 4.2 and for Warner shall mean the difference between one hundred percent (100%) and LeukoSite's Selling Percentage.

         "Stage 1" shall mean the period of research under the Stage I Research Plan, which period terminates as set forth in Section 1.3

         "Stage 1 Research Plan" shall mean the research plan attached hereto as
Exhibit 1.

         "Stage 2 Research Plan" shall have the meaning set forth in Section 1.4(b).

         "Stage 2 Lead Compound" shall mean a compound that in accordance with standards established by the Management Committee is



* Confidential treatment requested: material has been omitted and filed separately with the Commission.

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                                       7


sufficiently promising to warrant termination of Stage 1 and initiation of work under the Stage 2 Research Plan.

         "Term of Co-Promotion" for a Warner-LeukoSite Product shall mean, in each Designated Co-Promotion Country, the period beginning when such Warner-LeukoSite Product is first sold in such country and lasting until the Warner-LeukoSite Product will no longer be sold in the applicable Designated Co-Promotion Country. For the purpose of this definition only, a Warner-LeukoSite Product does not include a "generic" form of a Warner-LeukoSite Product which is not covered by a Patent Right.

         "Term of this Agreement" shall mean from the Effective Date until this Agreement is terminated pursuant to its terms.

         "Term of the Stage 1 Research Collaboration" shall have the meaning set forth in Section 1.3.

         "Total Profit" shall mean with respect to a Warner-LeukoSite Product, Net Sales minus the sum of (i) the Cost of Goods, (ii) Marketing Expenses and
(iii) the cost of distribution. For the purposes of this definition only, Warner-LeukoSite Product does not include a "generic" form of a Warner-LeukoSite Product which is not covered by a Patent Right.

         "Warner Background Technology" shall mean all technology, inventions, information, data, know-how, compounds, materials and substances (whether or not patented or patentable) which relate to or are potentially useful as an IL-8 Inhibitor or is an IL-8 Inhibitor and/or techniques for the discovery, screening, design, synthesis, delivery, development, testing, use, manufacture or sale of IL-8 Inhibitors which exists as of the Effective Date which is either owned by Warner or which is licensed to Warner and as to which Warner has a right to sublicense or otherwise transfer. Excluded from "Warner Background Technology" is Warner's high volume screening technology and compounds that Warner identifies as having anti-inflammatory activity independent of LeukoSite.

         "Warner Collaboration Technology" shall mean all technology, inventions, information, dam, know-how, compounds, materials and substances (whether or not patented or patentable) which is either owned by Warner (alone or together with LeukoSite) or which is licensed to Warner and as to which Warner has a right to sublicense or otherwise transfer), which is conceived or reduced to practice pursuant to the Stage 1 Research Plan or Stage 2 Research Plan or pursuant to development of a Warner Product or Warner-LeukoSite Product.
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                                       8


         "Warner-LeukoSite Product" shall have the meaning set forth in Section 4.1.

         "Warner Product" shall have the meaning set forth in Section 4.1.


                                    ARTICLE I

                                RESEARCH PROGRAM

         1.1 Undertaking and Scope. Each party agrees to use its best efforts to perform the activities detailed in the Stage I Research Plan attached hereto as
Exhibit 1 in a professional and timely manner. During Stage 1, LeukoSite will use its best efforts at its cost (including the cost of any royalties or other amounts owed to third parties by LeukoSite) to develop and transfer to Warner a receptor-ligand screen for IL-8 Inhibitors and (ii) cells containing an IL-8 receptor useful in creating an IL-8 triggered cell based screen for IL-8 Inhibitors. During Stage 1, Warner will use its best efforts, utilizing its high volume screening technology, at its cost (including the cost of any royalties or other amounts owed to third parties by Warner) to screen substantially all of its compound library with such screen provided by LeukoSite. Pursuant to the Stage 1 Research Plan, during Stage 1, LeukoSite will use its best efforts, at its cost, to conduct in vitro and in vivo characterization of the compounds identified as blocking IL-8 activity in such-screen.

         Notwithstanding the foregoing, Warner may withhold from the Collaboration any compound that it identifies as possessing anti-inflammatory activity independent of LeukoSite. Such compounds are excluded from the Collaboration and Warner may pursue development and marketing of such compounds independently of this Agreement and LeukoSite.

         1.2 Personnel and Resources. Each party agrees to commit the personnel, facilities, expertise and other resources necessary to perform its obligations under this Agreement in accordance with its terms; provided, however, that neither party warrants that the Collaboration will achieve any of the research objectives contemplated by the parties. Each party agrees to use its best efforts to assure the complete and prompt exchange of Background Technology, Collaboration Technology and the results of all activities conducted pursuant to the Stage 1 Research Plan, the Revised Stage 1 Research Plan and/or the Stage 2 Research Plan. The scientific priorities and direction of the parties' respective staff under the Stage 1 Research Plan, the Revised Stage 1 Research Plan and under the Stage 2 Research Plan will be determined by the Management Committee.
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                                       9


         1.3 Term of the Stage 1 Research Collaboration. Activities under the Stage 1 Research Plan, as the same may be amended or expanded from time to time but only by mutual agreement of the parties, shall commence as of the Effective Date and, unless terminated earlier by either party pursuant to the terms of this Agreement or extended by mutual agreement of the parties, shall end upon designation by the Management Committee of a Stage 2 Lead Compound, but in no event will such activities continue after the later of (i) January 3, 1997 or
(ii) 15 months after development and transfer by LeukoSite to Warner of a receptor-ligand screen for IL-8 Inhibitors that is suitable for Warner to mass screen its compound library (such period being referred to herein as the "Term of the Stage 1 Research Collaboration").

         1.4 Stage 2 Collaboration Options. Promptly after termination or expiration of Stage 1, but in no event later than thirty (30) days thereafter, Warner will elect to proceed under one of the following options:

         a. Option 1. Warner may terminate this Agreement. In such event, Warner will grant to LeukoSite a perpetual, royalty-free (except as stated in this Section below), worldwide, exclusive license (with the right to sublicense) in the Warner Collaboration Technology (including but not limited to any product which is identified in the Stage 1 Research as a potential inhibitor of the action of IL-8 (a "Stage 1 Product")) and any Patent Rights based thereon, solely for use in the field of chemokine modulation. In addition, Warner will grant a non-exclusive license under Patent Rights not based on Warner Collaboration Technology to the extent required to exploit Warner Collaboration Technology and any patent rights based thereon solely for use in the field of chemokine modulation. The licenses granted in the preceding two sentences shall not include any Warner Collaboration Technology (as defined herein), Patent Rights (as defined herein) or other patent rights insofar as any of the same are also "Warner Collaboration Technology" (as defined in the MCP-1 Agreement) or "Patent Rights" (as defined in the MCP-1 Agreement) and licensed to LeukoSite under the MCP-1 Agreement unless and until the MCP-1 Agreement is terminated pursuant to Section 1.4(a) thereof. Notwithstanding the foregoing, Warner will retain a perpetual, royalty-free, worldwide interest in Warner Collaboration Technology and Patent Rights of Warner based thereon to make, use or sell any product or process (i) for use outside the field of chemokine modulation or (ii) discovered after the Term of the Stage 1 Research and which is within the field of chemokine modulation and which is not derived from or based on LeukoSite Background Technology, provided that in each case such product is not identical to a product which is being actively pursued by LeukoSite or any one of its licensees. LeukoSite shall pay Warner a
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royalty of * of worldwide Net Sales of (i) any Stage 1 Product (or any product which results from research by or on behalf of LeukoSite directed to such Stage 1 Product or any other compound provided by Warner to LeukoSite pursuant to the Stage 1 Research) sold by LeukoSite or its sublicensee and (ii) any product sold by LeukoSite or its sublicensee that is covered by a Warner Patent Right licensed to LeukoSite under this Section, in each case for the period set forth in Section 5.6(d).

         In the event that at any time after exercise of Option 1, Warner desires to exercise Option 2 with respect to a Stage 1 Product under the terms and conditions of this Agreement, Warner shall notify LeukoSite in writing, and if LeukoSite is not actively researching, developing, marketing or selling, such Stage 1 Product and has not granted rights to such Stage 1 Product to any third party, then Option 2 shall be considered to be exercised by Warner.

         b. Option 2. Warner and LeukoSite may agree to continue collaborative research in the Field pursuant-to a mutually acceptable expanded research plan ("Stage 2 Research Plan'). Warner will provide funding to LeukoSite for * of LeukoSite's Research Cost of performing work under the Stage 2 Research Plan from initiation of such work until three years thereafter and 100% of LeukoSite's Research Cost under the Stage 2 Research Plan after the expiration of the three-year period, which amount shall be paid quarterly in advance with a reconciliation at the end of the year such that LeukoSite receives for the calendar year the applicable percentage of such Research Cost for the calendar year. In no event will LeukoSite be required to perform (nor shall Warner be required to fund) activities under the Stage 2 Research Plan which would require support for more than five (5) persons per year: provided, however, that in all events LeukoSite will be reimbursed only for work approved by the Management Committee. Upon the later of (i) January 3, 1997 and (ii) 2 weeks after initiation of work under the Stage 2 Research Plan, Warner will purchase $1 Million of capital stock (Preferred if at the time of purchase LeukoSite has not completed its initial public offering (the "IPO"), and Common if the IPO has been completed by such time), upon terms substantially similar to those of the Preferred Stock Purchase Agreement dated November 8, 1994 at (i) $5.00 per share (subject to adjustment from and after the date hereof upon each stock dividend, stock split, reverse stock split or other similar event if at the time of initiation of work under the Stage 2 Research Plan LeukoSite has not yet completed its IPO or (ii) 125% of the Market Price for LeukoSite's Common Stock at the time of initiation of work under the Stage 2 Research Plan if at such initiation LeukoSite has completed its IPO. In the event that any such sale and purchase shall be of shares of Preferred Stock of LeukoSite, the terms of such shares of Preferred Stock shall be identical to the terms of




* Confidential treatment requested: material has been omitted and filed separately with the Commission.
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                                       11


LeukoSite's Series C Convertible Preferred Stock, except that (i) such shares of Preferred Stock shall be from a separate, newly-created series of Preferred Stock and (ii) unless otherwise agreed to by the parties, the liquidation preference of such shares of Preferred Stock shall be equal to the purchase price per share paid by Warner for such shares of Preferred Stock. If LeukoSite completes an initial public offering of Common Stock for its own account at a public offering price per share of less than $5.00 (subject to adjustment from and after the date hereof upon each stock dividend, stock split, reverse stock split or other similar event), taking into account the fair market value of any warrants or other rights issued as units with the Common Stock sold in any such initial public offering, Warner will be issued additional Common Stock, promptly after the initial public offering is completed, at no cost to Warner, in an amount sufficient to make Warner's average price per share of capital stock of LeukoSite purchased pursuant to this Section and then owned by Warner equal to the public offering price per share of the Common Stock issued in any such initial public offering.

         If LeukoSite does not initiate research under the Stage 2 Research Plan (or similar plan of research) or after initiating research under the Stage 2 Research Plan LeukoSite terminates such research and such failure to initiate research or such termination results other than as a result of a breach by Warner, in such event, by written notice from Warner to LeukoSite, Warner may terminate LeukoSite's right to participate in such Stage 2 research. If such right is terminated by Warner in accordance with the preceding sentence, any compound which is or becomes the subject of the Stage 2 Research Plan (or similar plan of research) as an IL-8 Inhibitor (or as an inhibitor for a chemokine other than IL-8 pursuant to Option 3) shall become a Warner Product subject to the terms and conditions of this Agreement.

         c. Option 3. In the event that during Stage 1 or Stage 2, a compound has been identified as an IL-8 Inhibitor and such compound also has activity as an inhibitor for a chemokine other than IL-8, and Warner notifies Leukosite in writing that Warner desires to optimize that non-IL-8 activity instead of IL-8 under Option 2 the parties shall proceed under Option 2 (with appropriate expansion to the definitions of "Field", "Background Technology", "Collaboration Technology" and similar terms hereof) with respect to such compound for such activity unless within thirty (30) days thereafter LeukoSite elects in writing not to proceed under Option 2. If LeukoSite elects in writing not to continue with collaborative research with respect thereto (or is prevented from continuing such collaborative research with respect thereto because of conflicting third party obligations), in such event, such compound shall become a Warner Product subject to the terms and conditions of this Agreement, except that no license is granted by LeukoSite under Section 5.1 to such Warner Product to the extent that LeukoSite is prohibited from granting licenses under its Patent Rights which are not Background Technology with respect to such Warner Product as an inhibitor of a chemokine other than IL-8 by an agreement with a third party. As a result of such compound becoming a Warner Product under this Option 3 upon the later of (i) January 3, 1997 or (ii) two weeks after LeukoSite elects in writing not to continue such collaborative research Warner will purchase $1 Million of LeukoSite capital stock (Preferred if at the time of purchase the IPO has not been completed, and common if the IPO has been completed by such time), upon terms substantially similar to those of the Preferred Stock Purchase Agreement dated November 8, 1994, at (i) $5.00 per share (subject to adjustment from and after the date hereof upon each stock dividend, stock split, reverse stock split or other similar event) if at the time of purchase LeukoSite has not yet completed its IPO or (ii) 125% of the Market Price for LeukoSite's Common Stock at the time of purchase if at such time of purchase LeukoSite has completed its IPO. In the event that any such sale and purchase shall be of shares of Preferred Stock of LeukoSite, the terms of such shares of Preferred Stock shall be identical to the terms of LeukoSite's Series C Convertible Preferred Stock, except that (i) such shares of Preferred Stock shall be from a separate, newly-created series of Preferred Stock and (ii) unless otherwise agreed to by the parties, the liquidation preference of such shares of Preferred Stock shall be equal to the purchase price per share paid by Warner for such shares of Preferred Stock. If LeukoSite completes an initial public offering of Common Stock for its own account at a public offering price per share of less than $5.00 (subject to adjustment from and after the date hereof upon each stock dividend, stock split, reverse stock split or other similar event), taking into account the fair market value of any warrants or other rights issued as units with the Common Stock sold in any such initial public offering, Warner will be issued additional Common Stock, promptly after the initial public offering is completed, at no cost to Warner, in an amount sufficient to make Warner's average price per share of capital stock of LeukoSite purchased pursuant to this Section and then owned by Warner equal to the public offering price per share of the Common Stock issued in any such initial public offering.

         In the event that Option 2 has been previously exercised and the stock purchase completed pursuant thereto, Warner shall not be required to purchase stock pursuant to this Option 3. In addition, if stock is purchased under this Option 3, and Option 2 is subsequently exercised, the amount of stock that Warner will be required to purchase the first time that Warner exercises such Option 2 will be reduced by $1,000,000.

         Notwithstanding the foregoing, this Section 1.4(c) shall not apply to inhibitors of MCP-1. In the event that Warner identifies a compound hereunder that it wishes to optimize for MCP-1 activity, it shall do so pursuant to the MCP-1 Agreement.

         1.5 Rights to Background Technology and Collaboration Technology. Subject to the terms and conditions of this Agreement each party hereby grants and agrees to grant to the other a non-exclusive, worldwide, royalty-free license to use such party's Background Technology and Collaboration Technology for research and development of an IL-8 Inhibitor under the Stage 1 Research Plan and under the Stage 2 Research Plan and as to LeukoSite for development of a LeukoSite Product and as to Warner for development of a Warner Product and/or Warner-LeukoSite Product. In addition, to the extent permitted by agreements with third parties, LeukoSite hereby agrees to grant to Warner a non-exclusive, world-wide, royalty-free license to make and use all data, information and inventions (whether or not patentable) related to cell based assays developed by or on behalf of LeukoSite alone or with one or more collaborators, and promptly to disclose the existence of the same to Warner, for research and development of an IL-8 Inhibitor under the Stage 1 Research Plan or the Stage 2 Research Plan or for development of a Warner Product and/or Warner-LeukoSite Product.

         1.6 Collaboration Expenses. Subject to the terms of Section 1.4(b) and
Article IV, each party shall bear the costs and expenses of work done pursuant to the Collaboration at its laboratories and its affiliated laboratories.

         1.7 Exclusivity. Until termination of, or a determination not to initiate activities under, the Stage 1 Research Plan, and the Stage 2 Research Plan, neither LeukoSite nor Warner will undertake any research or development of IL-8 Inhibitors except pursuant to this Agreement. Notwithstanding the foregoing, LeukoSite may undertake research and development, alone or with one or more third parties, on antibodies against IL-8 or its receptor for inhibiting the action of IL-8 and may undertake activities alone or with a third party or grant rights to a third party to test or screen a compound for inhibition of IL-8 as part of a program to research and develop a compound as a non-IL-8 inhibitor and/or may grant rights to a third party under LeukoSite Background Technology with respect to an IL-8 inhibitor, provided that such program and/or such IL-8 inhibitor is a direct result of identification of a compound as an inhibitor of a chemokine other than IL-8.

         1.8 Third Party Collaborations. LeukoSite agrees that it will not assist any third party, nor permit any third party to use any of its technology, data, information or inventions (whether or not patentable), in connection with the research, development or commercialization of any compound that has a similar structure to a compound that at the later of (i) the time of discovery of such third party's compound or (ii) the date that LeukoSite is to become first involved in the research or development or commercialization of such third party compound is the subject of active research, development or commercialization by Warner or one of its licensees under this Agreement. The foregoing shall apply only for so long as such compound remains subject to active research, development, clinical development or commercialization by Warner or one of its licensees under this Agreement.

                                   ARTICLE II

                    MANAGEMENT COMMITTEE; RECORDS AND REPORTS

         2.1 Management Committee. Promptly after the Effective Date, Warner and LeukoSite will each appoint 3 representatives to a management committee (the "Management Committee"). The Warner representatives on such committee will together have only one vote and the LeukoSite members on such committee will together have only one vote. The Management Committee will meet promptly after the Effective Date to prepare such procedures and mechanisms as may be necessary for the operation of the Management Committee, the Research Committee and the Development Committee(s) to assure the most efficient conduct of the Collaboration. Thereafter, the Management Committee will meet quarterly or as otherwise mutually agreed. The Management Committee will assure that agendas and minutes are prepared for each of its meetings. The personnel, facilities, expertise and other resources of each party to be used in performance of the Collaboration shall be established by the Management Committee. The Management Committee will have the authority to designate Stage 2 Lead Compounds and Development Candidates pursuant to Section 4.1 and will have the other rights and responsibilities specifically set forth in this Agreement. The Management Committee will have the authority to resolve disputes among the members of the Research Committee and among the members of any Development Committee. All actions taken and decisions made by the Management Committee shall be by unanimous agreement. If the Management Committee fails to reach unanimous consent on any matter, the matter will be resolved by the senior officer of Warner's pharmaceutical business with the advice of LeukoSite's President. A party may change any of its appointments to the Management Committee at any time upon giving written notice to the other party. The Management Committee does not itself have the authority to amend this Agreement in any manner that would require the separate approval of authorized officers of the respective parties.

         2.2 Research Committee. Warner and LeukoSite will each appoint up to 4 representatives to a research committee (the "Research Committee"), which will oversee the pre-clinical aspects of the Collaboration; except that such responsibilities will pass to the Development Committee in the case of a Warner-LeukoSite Product, to Warner in the case of a Warner Product and to LeukoSite in the case of a LeukoSite Product. The Warner representatives on such committee will together have only one vote and the LeukoSite members on such committee will together have only one vote. The Research Committee will meet quarterly, or more frequently if mutually agreed, and will report to the Management Committee. Warner's and LeukoSite's initial representatives to the Research Committee will be appointed by each of them promptly after the Effective Date. The Research Committee will be responsible for recommending compounds to be designated Development Candidates. All actions taken and decisions made by the Research Committee will be by unanimous agreement. The Management Committee will resolve disputes among the members of the Research Committee. A party may change any of its appointments to the Research Committee at any time upon giving written notice to the other party.

         2.3 Development Committee. Warner and LeukoSite will each appoint up to 4 representatives to one or more development committees (the "Development Committee(s)"), which will oversee the pre-clinical and clinical development of each Warner-LeukoSite Product. A separate Development Committee will be established for each Warner-LeukoSite Product promptly after a Development Candidate is designated a Warner-LeukoSite Product. The Warner representatives on such committee will together have only one vote and the LeukoSite members on such committee will together have only one vote. All actions taken and decisions made by the Development Committee will be by unanimous consent. Warner will have primary responsibility for interfacing with all regulatory agencies worldwide in connection with the relevant Warner-LeukoSite Product. LeukoSite will be invited to attend all regulatory meetings and will be kept fully apprised of all regulatory interactions. The Management Committee will resolve disputes among the members of any Development Committee. A party may change any of its appointments to any Development Committee at any time upon giving written notice to the other party.

         2.4 Marketing Committee. Each party will appoint four members to one or more marketing committees (the "Marketing Committee(s)"), which will oversee the marketing and promotion of each Warner-LeukoSite Product in each Designated Co-Promotion Country. A separate Marketing Committee will be formed for each Warner-LeukoSite Product promptly after completion of phase II clinical studies of such Warner-LeukoSite Product. The Warner representatives on such committee will together have only one vote and the LeukoSite members on such committee will together have only one vote. Decisions of the Marketing Committee will be by unanimous consent and disputes relating thereto will be resolved in accordance with Section 12.4. A party may change any of its appointments to any Marketing Committee at any time upon giving written notice to the other party.

         2.5 Meetings. The Management Committee, the Research Committee, the Development Committees and the Marketing Committees may meet by telephone or in person at such times as are agreeable to the members of each such committee. Attendance at meetings shall be at the respective expense of the participating parties. Warner and LeukoSite shall alternate the right to determine the location of each meeting, with LeukoSite determining the location of the first meeting of each committee. A quorum for the conduct of business at each meeting shall require the attendance of at least one Warner member and at least one LeukoSite member.

                                   ARTICLE III

                    PATENTS, KNOW-HOW, RIGHTS AND INVENTIONS

         3.1 Rights to Inventions. Ownership of Collaboration Technology shall be determined in accordance with United States laws of inventorship. The owner (the "Inventor") of any patentable Collaboration Technology (an "Invention") shall have the right, at its option and expense, to prepare, file and prosecute worldwide in its own name any patent applications with respect to any Invention owned by it and to maintain any patents issued. In connection therewith, the non-Inventor party agrees to cooperate with the Inventor at the Inventor's expense in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. This obligation shall survive the expiration or termination of this Agreement.

         3.2 Joint Inventions. Collaboration Technology jointly invented by LeukoSite and Warner will be jointly owned by them; however, Warner will have the rights and responsibilities of the "Inventor" as described in this Article III in respect of any such patentable, jointly owned Collaboration Technology and LeukoSite shall have the rights and responsibilities of a non-Inventor therein. Warner shall pay all expenses in connection with the preparation, filing and prosecution of patent applications that claim patentable, jointly owned Collaboration Technology and maintain, enforce and protect all patents issuing thereon. Warner shall from time to time notify LeukoSite of the amount of its out-of-pocket expenses in connection with the foregoing and LeukoSite shall promptly thereafter pay Warner 50% of the out-of-pocket expenses incurred by Warner. At LeukoSite's option, such payments to Warner may be delayed and to the extent so delayed, such payments may be credited by Warner against milestone, royalty or co-promotion payments to be made by Warner to LeukoSite hereunder or pursuant to the MCP-1 Agreement, regardless of which Product (as defined herein and/or in the MCP-1 Agreement) such payments relate to, but in no event may any such payment to LeukoSite be reduced by more than 30% as a result of this provision.

         3.3 Protection of Patent Rights. (a) The Inventor shall keep the other party currently informed of all steps to be taken in the preparation, prosecution and maintenance of all of its patents and patent applications now or hereafter existing which claim such Invention and shall furnish the other party with copies of patents and applications, amendments thereto and other related correspondence relating to such Invention to and from patent offices and permit the other party to offer its comments thereon before the Inventor makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. The non-Inventor party shall offer its comments promptly. LeukoSite and Warner shall each promptly notify the other of any infringement and/or unauthorized use of an Invention that comes to its attention.

         (b) The non-Inventor party may request in writing that the Inventor take specific, reasonable actions to (i) prepare, file or prosecute patent applications in the United States of America and all other countries of the world with respect to an Invention, (ii) maintain any patents issued with respect to an Invention, (iii) protect against abandonment of a patent or application which claims an Invention or (iv) obtain a discontinuance of an infringement or unauthorized use of such patent or application. If such actions are not undertaken within thirty days of the Inventor's receipt of such written request and timely pursued thereafter, the Inventor shall permit, and the non-Inventor party at its option and expense may undertake, such actions in the name and on behalf of the Inventor. The party not undertaking such actions shall fully cooperate with the other party and shall provide to the other party whatever documents that may be needed in connection therewith. The party not undertaking such actions may require a suitable indemnity against all damages, costs and expenses and impose such other reasonable conditions as such party's advisors may require.

         (c) If either party commences any actions or proceedings (legal or otherwise) pursuant to this Section, it shall prosecute the same vigorously at its expense and shall not abandon or compromise them or fail to exercise any rights of appeal without giving the other party the right to take over their conduct at its own expense. The party finally conducting legal actions or proceedings against an alleged infringer or other party shall be entitled to any damages or costs awarded against such infringer or other party, provided, however, that if Warner initiates such action to protect a Warner Product or Warner-LeukoSite Product, then the amount of the award less applicable legal expenses incurred by Warner will be considered Net Sales of the applicable Warner or Warner-LeukoSite Product, and if LeukoSite initiates such action to protect a LeukoSite Product, the amount of the award less applicable legal expenses incurred by LeukoSite shall be considered Net Sales of the applicable LeukoSite Product.

         3.4 Allegations of Infringement by Third Parties. In the event that Warner or LeukoSite receives notice that any action by either of them under this Agreement is alleged to be a violation of the patent or other intellectual property rights of a third party, it shall immediately notify the other party to this Agreement. The Management Committee shall promptly determine an appropriate response and course of action. In the case of a Warner-LeukoSite Product Warner will control any defense, and the costs thereof (including any damages, costs or expenses resulting from any action) shall be borne by Warner. In the case of a Warner Product or a LeukoSite Product the control and costs of defense (including any damages, costs or expenses resulting from any action) will be borne by Warner or LeukoSite, respectively.

                                   ARTICLE IV

           DESIGNATION OF DEVELOPMENT CANDIDATES AND MARKETING RIGHTS

         4.1 Designation of Development Candidate. Each chemokine inhibitor which is the subject of a Stage 2 Research Plan (including modifications of such inhibitors), will be designated a "Development Candidate", if ever, upon the declaration by the Management Committee that such compound satisfies Warner's then current, internal standards for a "lead compound." LeukoSite shall have the right to request that the Management Committee designate such a chemokine inhibitor as a Development Candidate if LeukoSite reasonably believes that there is sufficient biological and chemical data to initiate pre IND studies in accordance with Good Laboratory Practices. In the event that such compound is not designated as a Development Compound by the Management Committee within one year after such request by LeukoSite, then such compound shall automatically be designated and shall become a Development Candidate subject to the terms and conditions of this Agreement. Within one month after designation of a Development Candidate, Warner will notify LeukoSite in writing whether it elects to pursue marketing rights in such Development Candidate pursuant to this Agreement. Forty-five (45) days after Warner provides to LeukoSite in writing its non-binding, best estimate of the costs for Development of the Development Candidate, LeukoSite shall notify Warner in writing whether or not LeukoSite will exercise marketing rights therein in the U.S. and any of the other Co-Promotion Countries and designate each such other Country. Upon such exercise of marketing rights by LeukoSite the Development Candidate shall become a "Warner-LeukoSite Product". If LeukoSite fails to exercise marketing rights within the stated period the Development Candidate shall become a "Warner Product". If Warner fails to exercise marketing rights for a Development Candidate within the stated period, the Development Candidate shall become a "LeukoSite Product".

         4.2 Warner-LeukoSite Product. For each Warner-LeukoSite Product, pre-clinical and clinical Development thereof will be pursued jointly under the direction of the Development Committee to the extent necessary or desirable for regulatory approval in each Designated Co-Promotion Country. The preparation, filing and prosecution of Investigational New Drug Applications, New Drug Applications and other regulatory filings required to be filed with the FDA and its foreign equivalents in regard to any Warner-LeukoSite Product will be in the name of and at the responsibility of Warner, subject, in the case of Designated Co-Promotion Countries, to the advice of LeukoSite. The costs incurred by Warner or LeukoSite (and approved by the Development Committee) in the preparation, filing and submission of such regulatory filings in Designated Co-Promotion Countries and all costs of Development related to regulatory approvals in such countries (not including the costs of Pharmacoeconomic Studies incurred after initiation of the Term of Co-Promotion, Phase IV Studies, Phase V Studies or any other clinical studies not reasonably necessary for authorization by relevant regulatory authorities to sell such Product for its first approved indication in each country), will be borne 70% by Warner and 30% by LeukoSite (whether incurred by Warner or LeukoSite), retroactive to the date the Warner-LeukoSite Product was designated a Development Candidate. LeukoSite within its sole discretion at the time of designation of a Development Candidate as a Warner-LeukoSite Product may elect to pay less than thirty percent (30%) of such costs of Development but in no event less than twenty percent (20%) thereof. LeukoSite may not thereafter change the percentage of Development costs borne by it without Warner's consent. Neither party warrants that any regulatory filings will actually be filed or, if filed, will be approved. All such costs shall be paid/reimbursed on a current basis. Cost of Development shall mean the following insofar as they are reasonably charged directly to Development of the
Product: salaries, fringe benefits, overtime, chemicals, lab supplies, animals and other direct charges, all at actual cost plus an overhead allocation of 25% (cost X 1.25). In addition, costs of Development will also include actual costs for travel (other than costs relating to committee meetings referred to in Section 2.5), experimental products (experimental product cost is the actual, direct cost of manufactured drug for clinical trial and stability purposes), clinical studies performed by investigators under contract with Warner or LeukoSite, toxicology studies performed by outsiders under contract with Warner or LeukoSite and out-of-pocket costs for other outside professional services all to the extent that the same are approved by the Development Committee and supported by invoices and actual payments.


         4.3 Warner Product. Subject to Sections 4.5, 4.6 and 4.7 Warner may pursue Development and commercialization of a Warner Product at its direction. All costs of Development of a Warner Product will be borne by Warner from the date of such election.

         4.4 LeukoSite Product. LeukoSite may pursue Development and commercialization of a LeukoSite Product at its direction. All costs of Development of a LeukoSite Product will be borne by LeukoSite from the date of such election.

         4.5 Warner agrees to use at least that level of effort that it employs for its other products of similar scientific and commercial promise to develop, obtain regulatory approval for and to market and sell in each country each Warner Product and each Warner-LeukoSite Product and to continue to market and sell in each country each Warner Product and each Warner-LeukoSite Product (in each case by itself or through one or more Affiliates or licensees).

         4.6 Warner agrees to promptly notify LeukoSite in writing if at any time Warner does not intend to continue to: develop and/or obtain regulatory approval for and/or market and sell any Warner Product or Warner-LeukoSite Product (in each case by itself or through one or more Affiliates or licensees).

         4.7 In the event that Warner does not meet its obligations under
Section 4.5 with respect to any Warner Product or any Warner-LeukoSite Product in any country(ies) or Warner provides LeukoSite with notice pursuant to Section
4.6 with respect to any Warner-LeukoSite Product or Warner Product with respect to any country(ies), such Warner Product and/or Warner-LeukoSite Product in such country(ies), upon written notice from LeukoSite to Warner, shall become a LeukoSite Product.

         4.8 In the event that any Warner Product or Warner-LeukoSite Product becomes a LeukoSite Product in any country(ies), Warner shall transfer to LeukoSite any and all information, data, technology and know-how related to the development, manufacture and sale of such Warner Product and/or Warner LeukoSite Product. In addition, to the extent allowed by law, Warner shall permit LeukoSite to refer to and use any regulatory filings and/or information contained therein to obtain approval for marketing and sale by LeukoSite or its sublicensees or agents of such Warner and/or Warner-LeukoSite Product and to the extent permitted by law Warner shall transfer to and/or permit LeukoSite and/or its agents or sublicensees to operate under any regulatory approval or regulatory application with respect to such Warner Product and/or Warner-LeukoSite Product in such country(ies).

         4.9 Upon sixty (60) days prior written notice, LeukoSite may terminate LeukoSite's obligation to fund Development of any Warner-LeukoSite Product in the Designated Co-Promotion Countries, in which case, upon sending of such notice, such Warner-LeukoSite Product shall become a Warner Product, provided, however, that LeukoSite will be obligated to continue its Development efforts and pay its share of the costs with respect to such Product until the expiration of such notice period.

         4.10 Upon six (6) months prior written notice by Warner to LeukoSite, Warner may terminate its obligation to pursue a Warner-LeukoSite Product in any country and upon sending of such notice such Warner-LeukoSite Product shall become a LeukoSite Product in such country, however, Warner shall be obligated to continue its Development efforts and pay its share of the costs with respect to such Warner-LeukoSite Product in such country until the expiration of the first 60 days of such six (6) month period. At the request of LeukoSite Warner will continue its Development efforts with respect to such Warner-LeukoSite Product for the remainder of such six month period, provided that LeukoSite reimburses Warner for the costs of such effort promptly after Warner invoices such costs.

         4.11 In the event a Warner Product or a Warner-LeukoSite Product becomes a LeukoSite Product, and for so long as Warner is manufacturing such product for its own purposes, Warner agrees to manufacture and supply to LeukoSite such LeukoSite Product to the extent that Warner is able to do so without adversely affecting its requirements therefor upon terms and conditions and profit margins which are customary in the industry for a supplier of products of such type.

         4.12 No earlier than one year after a product becomes a LeukoSite Product, Warner can request in writing that such LeukoSite Product become a Warner Product, or in the case where such LeukoSite Product was originally a Warner-LeukoSite Product that such LeukoSite Product become a Warner-LeukoSite Product, subject to the terms and conditions of this Agreement, and if LeukoSite is not actively researching, developing, marketing or selling such LeukoSite Product and has not granted rights thereto to a third party, such LeukoSite Product shall become a Warner Product or a Warner-LeukoSite Product, as the case may be, subject to the terms and conditions of this Agreement.

                                    ARTICLE V

                             LICENSES AND ROYALTIES

         5.1 Grant by LeukoSite. Except as provided in Section 1.4(c), LeukoSite hereby grants and agrees to grant to Warner under the Patent Rights of LeukoSite and under LeukoSite Collaboration Technology and LeukoSite Background Technology
(i) exclusive, worldwide licenses to the limited extent necessary to make, have made, use and sell (with the right to sublicense) each Warner Product and each Warner-LeukoSite Product outside of the Designated Co-Promotion Countries, (ii) exclusive licenses to the limited extent necessary to make or have made each Warner-LeukoSite Product in the Designated Co-Promotion Countries and (iii) co-exclusive licenses (non-sublicensable and shared only with LeukoSite) to the limited extent necessary to use and sell each Warner-LeukoSite Product in the Designated Co-Promotion Countries pursuant to the terms of this Agreement.

         5.2 Grant by Warner. Warner hereby grants and agrees to grant to LeukoSite under the Patent Rights of Warner and under Warner

Collaboration Technology and Warner Background Technology (i) exclusive, worldwide licenses to the limited extent necessary to make, have made, use and sell (with the right to sublicense) each LeukoSite Product and (ii) co-exclusive licenses (non-sublicensable and shared only with Warner) to the limited extent necessary to use and sell each Warner-LeukoSite Product in the Designated Co-Promotion Countries pursuant to the terms of this Agreement.

         5.3 (a) Warner agrees that Warner will not use or grant rights to use Warner compounds identified as IL-8 Inhibitors using the screens referred to in
Section 1.1 for an IL-8 Inhibitor and will not use or grant rights to use LeukoSite Background Technology or LeukoSite Collaboration Technology except for
(i) activities under the Stage 1 Research Plan, (ii) activities under the Stage 2 Research Plan, and/or (iii) activities with respect to development, marketing, sale, manufacture or use of a Warner Product and/or a Warner-LeukoSite Product for which payments are to be made to LeukoSite under this Agreement.

         (b) LeukoSite agrees that LeukoSite will not use or grant rights to use Warner compounds identified as IL-8 Inhibitors using the screens referred to in
Section 1.1 as an IL-8 Inhibitor and will not use or grant rights to use Warner Background Technology or Warner Collaboration Technology except for (i) activities under the Stage 1 Research Plan, (ii) activities licensed under the Stage 2 Research Plan, (iii) activities licensed to LeukoSite pursuant to
Section 1.4(a) and/or (iv) activities with respect to development, marketing, sale, manufacture or use of a LeukoSite Product for which payments are to be made to Warner under this Agreement.

         5.4 Warner and LeukoSite each acknowledges and agrees to the extent that it is granted a right or license under this Agreement as a sublicensee such sublicense is subject to the terms and conditions of the agreement under which the sublicense is granted. Warner or LeukoSite, as a sublicensee, will perform the obligations (other than payment obligations) which are applicable to a sublicensee pursuant to the agreement under which the sublicense is granted. No such sublicense shall be granted until LeukoSite has expressly notified Warner in writing of the obligations of such sublicense and Warner has acknowledged that it will perform such obligations.

         5.5 Manufacturing. (a) Warner will notify LeukoSite if Warner and its Affiliates elect not to manufacture the active ingredient of any Warner Product or Warner-LeukoSite Product. In such event, LeukoSite may offer to perform such manufacturing. Warner, in its reasonable judgment, may elect to have LeukoSite or a third party perform such manufacturing.

         (b) LeukoSite will notify Warner if LeukoSite and its Affiliates elect not to manufacture the active ingredient of any LeukoSite Product. In such event, Warner may offer to perform such manufacturing. LeukoSite, in its reasonable judgment, may elect to have Warner or a third party perform such manufacturing.

         (c) The reasonable judgment of a party choosing a manufacturer shall include issues such as price, competence, reliability and experience of the proposed manufacturer.

         5.6 Royalties and Other Compensation. (a) Warner will pay LeukoSite one of the following royalties on worldwide Net Sales of Warner Products, whichever is applicable:

         (i) If LeukoSite does not timely elect to pursue marketing rights to the Development Candidate under Section 4.1 or if a Warner-LeukoSite Product becomes a Warner Product prior to LeukoSite paying its designated share of Development Costs under Section 4.2 up to and including acceptance by the FDA of the relevant IND, the applicable royalty rate will be * of worldwide Net Sales.

         (ii) If LeukoSite pays its designated share of Development Costs under
Section 4.2 up to and including the acceptance by the FDA of the relevant IND, but thereafter revokes its marketing rights such that the Warner-LeukoSite Product becomes a Warner Product, the applicable royalty rate will be * of worldwide, annual Net Sales up to $100 Million; * of worldwide, annual Net Sales from above $100 Million to $250 Million and * of worldwide, annual Net Sales above $250 Million.

         (iii) If LeukoSite pays its designated share of Development Costs under
Section 4.2 up to and including completion of all Phase II clinical studies reasonably deemed necessary by the Management Committee for regulatory approval to market the Product in the United States of America, but thereafter revokes its marketing rights such that the Warner-LeukoSite Product becomes a Warner Product, the applicable royalty rate will be * of worldwide, annual Net Sales up to $100 Million; * of worldwide, annual Net Sales from above $100 Million to $250 Million and * of worldwide, annual Net Sales above $250 Million.

         (iv) For Warner Products, which become Warner Products under Section 1.4(b) and/or Section 1.4(c), the applicable royalty will be * of




* Confidential treatment requested: material has been omitted and filed separately with the Commission.

worldwide, annual Net Sales up to $100 Million and * of worldwide, annual Net Sales above $100 Million.

         (b) Warner will pay LeukoSite the following royalties on Net Sales of all Warner-LeukoSite Products sold outside of the Designated Co-Promotion Countries for which LeukoSite has paid its designated share of Development Costs under Section 4.2 up to and including NDA approval in the United States: * of such annual Net Sales up to $100 Million and * of such annual Net Sales above $100 Million.

         (c) LeukoSite will pay Warner one of the following royalties on worldwide Net Sales of LeukoSite Products, whichever is applicable:

                  (i) The applicable royalty rate will be 3% of the worldwide Net Sales, except as provided in 5.6(c)(ii) below;

                  (ii) If Warner pays its designated share of Development Costs under Section 4.2 up to and including filing of the relevant IND, but thereafter revokes its marketing rights, the applicable royalty rate will be * of worldwide, annual Net Sales up to $100 Million and * of worldwide, annual Net Sales above $100 Million.

         (d) The royalties set forth in this Section will be payable on a Product by Product and country by country basis for a period of ten (10) years from first commercial sale in a country as part of nationwide introduction of the Product. If at the expiration of such ten (10) year period, a Product(s) is sold in a country(ies) and such Product(s) where manufactured, used or sold infringes a Patent Right, then the royalty shall continue with respect to such Product(s) in such country(ies) until expiration of such Patent Right.

         (e) As used herein, "Annual Net Sales" shall mean Net Sales in a calendar year.

         (f) In addition to royalties, Warner shall pay to LeukoSite the sum of
* upon execution of this Agreement.

         5.7 Currency of Payment. All payments to be made under this Agreement shall be made in United States dollars in the United States to a bank account designated by the party to be paid. Royalties earned shall first be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. The buying rates of exchange for the currencies involved into the currency of the United States quoted by Citibank (or its successor in interest) in

* Confidential treatment requested: material has been omitted and filed separately with the Commission.

New York, New York at the close of business on the last business day of the quarterly period in which the royalties were earned shall be used to determine any such conversion.

         5.8 Payment and Reporting. The royalties due under Section 5.6 shall be paid quarterly, within sixty (60) days after the close of each calendar quarter, or earlier if possible (i.e., on or before the last day of each of the months of May, August, November and February) immediately following each quarterly period of each year in which such royalties are owed. With each such quarterly payment, the payor shall furnish the payee a royalty statement (the "Royalty Statement"), setting forth on a country-by-country basis the total number of units of each Product made, used and/or sold hereunder for the quarterly period for which the royalties are due.

         5.9 Records. The royalty paying party shall keep accurate books and accounts of record in connection with the manufacture, use and/or sale by or for it of all products in sufficient detail to permit accurate determination of all figures necessary for verification of royalty obligations set forth in this
Article V. Such records shall be maintained for a period of 3 years from the end of each year in which sales occurred. The payee, at its expense, through a certified public accountant, shall have the right to access such books and records for the sole purpose of verifying the Royalty Statements; such access shall be conducted after reasonable prior notice by the payee to the payor during the payor's ordinary business hours and shall not be more frequent than once during each calendar year. Said accountant shall not disclose to the payee or any other party any information except that which should properly be contained in a royalty report required under this Agreement. In the event that there has been an underreporting of royalties of ten percent (10%) or greater over the full period reviewed by such accountants, then the cost of such accountants shall be paid by the payor. Any underpaid royalties shall be paid within thirty (30) days after notice of the underpayment.

         5.10 Taxes Withheld. Any income or other tax that one party hereunder, its Affiliates or sublicensees is required to withhold (the "Withholding Party") and pay on behalf of the other party hereunder (the "Withheld Party") with respect to the royalties or other amounts payable under this Agreement shall be deducted from and offset against said royalties or other amounts prior to remittance to the Withheld Party; provided, however, that in regard to any tax so deducted, the Withholding Party shall give or cause to be given to the Withheld Party such assistance as may reasonably be necessary to enable the Withheld Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Withheld Party proper evidence of the taxes paid on its behalf.

         5.11 Computation of Royalties. All sales of LeukoSite Products between LeukoSite and any of its Affiliates and sublicensees with the intent of resale by such Affiliates and sublicensees shall be disregarded for purposes of computing royalties under this Article V, but in such instances royalties shall be payable only upon commercial sales to unlicensed third parties by the Affiliates and sublicensees. Nothing herein contained shall obligate LeukoSite to pay Warner more than one royalty on any unit of a LeukoSite Product. All sales of Warner Products or Warner-LeukoSite Products between Warner and any of its Affiliates and sublicensees with the intent of resale by such Affiliates and sublicensees shall be disregarded for purposes of computing royalties under this
Article V, but in such instances royalties shall be payable only upon commercial sales to unlicensed third parties by the Affiliates and sublicensees. Nothing herein contained shall obligate Warner to pay LeukoSite more than one royalty on any unit of a Warner Product or Warner-LeukoSite Products.

         5.12 Licenses to Affiliates. Each party shall, at the other party's request, sign license and/or royalty agreements in respect of Warner Products, LeukoSite Products or Warner-LeukoSite Products not being co-promoted by the parties hereunder directly with the other party's Affiliates and sublicensees in those situations where such agreements would not decrease the amount of royalties or other amounts which would be owed hereunder. Such agreements shall contain the same language as contained herein with appropriate changes in parties and territory. No such license and/or royalty agreement will relieve Warner or LeukoSite, as the case may be, of its obligations hereunder, and such party will guarantee the obligations of its Affiliate or sublicensee in any such agreement. Royalties and other amounts received directly from one party's Affiliates and sublicensees shall be credited towards such party's obligations hereunder.

         5.13  Milestone Payments.

         (a) Warner will pay LeukoSite the following amounts the first time that each of the following milestones is achieved:

                  (i)      Designation of a Development
                           Candidate as a Warner Product
                           or a Warner-LeukoSite Product................$*

* Confidential treatment requested: material has been omitted and filed separately with the Commission.

                  (ii) Acceptance by the FDA of an IND (or its equivalent in Japan or in each of the United Kingdom, France, Italy, Germany and Spain hereinafter such five countries being collectively "EU") for a Warner Product or a Warner-LeukoSite
                           Product....................................$*

                  (iii) Acceptance for filing by the FDA of an NDA (or its equivalent in EU or Japan) for a Warner Product or a Warner-LeukoSite
                           Product....................................$*

                  (iv) Approval by the FDA of an NDA (or its equivalent in EU or Japan) for a Warner Product or a Warner-
                           LeukoSite Product..........................$*

                  (v) Approval by the FDA of an NDA (or its equivalent in EU or Japan) for a second Warner Product or
                           Warner-LeukoSite Product ................$*
                  (b) LeukoSite will pay Warner $* each time that an NDA (or its equivalent in EU or Japan) is granted for a LeukoSite Product.

         5.14 Pre-existing Milestone/Royalty Obligations. Certain research activities to be performed hereunder and the manufacture, use or sale of Products hereunder may require payments to unaffiliated third parties. Such payments in respect of rights that a party hereto currently has an interest in or could have an interest in pursuant to any currently existing agreements will be borne by such party. All other such payments will be borne by (i) Warner in the case of a Warner Product or a Warner-LeukoSite Product sold outside of the Designated Co-Promotion Countries, (ii) LeukoSite in the case of a LeukoSite Product, and (iii) as a "Cost of Goods" in the case of Warner-LeukoSite Products sold in the Designated Co-Promotion Countries. Each party hereto will disclose such payment obligations to the other party hereto prior to designation of the subject compound as a Development Candidate.

*Confidential treatment requested: material has been omitted and filed separately with the Commission.

                                   ARTICLE VI

                    CO-PROMOTION OF WARNER-LEUKOSITE PRODUCTS


         6.1 Marketing and Marketing Plans. Each Warner-LeukoSite Product will be marketed in each country with one label and will bear one or more trademarks owned by Warner. Advertising and promotional material in respect of each Warner-LeukoSite Product in each Designated Co-Promotion Country (including any Product labeling or packaging inserts to the extent permitted by law and approved by the Marketing Committee) will include LeukoSite's name and address, the size and placement of which will be determined by the Marketing Committee. The Marketing Committee will be responsible for developing and approving marketing plans and the advertising and other promotional materials to be used in co-promoting each Warner-LeukoSite Product in each Designated Co-Promotion Country. Warner will be responsible, with LeukoSite's advice in the case of Designated Co-Promotion Countries, for seeking acceptance of each Warner-LeukoSite Product on formularies, if applicable, and for all other negotiations with managed care organizations and other institutional purchasers.

         The Marketing Committee shall coordinate and implement the marketing and detailing strategies, tactics, joint sales force training program and sales forecasts, and post-approval clinical studies for Warner-LeukoSite Product, and Budgeted Total Detail Effort for each calendar year for the Warner-LeukoSite Product in the Designated Co-Promotion Countries (hereinafter, collectively, the "Business Plan").

         The Marketing Committee shall develop a Business Plan for each calendar year in which Warner-LeukoSite Product will be sold in the Designated Co-Promotion Countries.

         The annual Business Plan shall contain the responsibilities of each party and shall establish the Budgeted Detail Effort for each party for the subsequent calendar year; provided, however, that in each calendar year LeukoSite shall not be required to accept (without LeukoSite's consent) nor shall it be entitled to undertake (without Warner's consent) a Budgeted Detail Effort greater than its Selling Percentage of the Budgeted Total Detail Effort. The Marketing Committee shall also establish a semi-annual or annual forecast of
(i) Marketing Expenses and; (ii) the number and position of Details and specific professionals to be targeted by the Details (broken down on a monthly or quarterly basis) to be made by each party's sales force during such calendar year.

         For each calendar year, within thirty (30) days after establishment of the Budgeted Total Detail Effort for the calendar year, LeukoSite by written notice and within its sole discretion, may elect a Budgeted Detail

Effort for such calendar year which is less than LeukoSite's Selling Percentage of the Budgeted Total Detail Effort and the Budgeted Detail Effort of LeukoSite for the calendar year shall be decreased in accordance with such election with, at Warner's option (i) a corresponding increase in the Budgeted Detail Effort of Warner (ii) a corresponding decrease in the Budgeted Total Detail Effort or
(iii) a combination of (i) and (ii). In addition, in the event LeukoSite elects such a reduced Budgeted Detail Effort, LeukoSite shall pay to Warner the increased Sales Cost incurred by Warner to the extent that the Budgeted Detail Effort for Warner is increased to greater than Warner's percentage of the Budgeted Total Detail Effort prior to such election by LeukoSite. Such increased Sales Cost shall be determined by dividing the total Sales Cost of Warner by the Detail Effort for Warner for the calendar year and multiplying such number by the difference between the Budgeted Detail Effort of LeukoSite and the Detail Effort of LeukoSite for the calendar year.

         Either party may in any calendar year make Details in excess of the Budgeted Detail Effort without the written agreement of the other. However, absent such agreement, a party shall not receive compensation for such excess Details.

         Each party shall keep track of the number and position of Details by its representatives in accordance with its normal internal reporting procedures. Within thirty (30) days after the last day of each calendar month, each party shall submit to the other party, a report with respect to the number of Details performed by such party's representatives during such calendar month. At the request of either party, but not more than once a year by such party, a special external audit of the Detail effort of both parties with respect to Warner-LeukoSite Product shall be performed, the cost of which shall be paid by the requesting party; provided if such external audit reveals that in any calendar year the non-requesting party performed less than ninety percent (90%) (after taking into account the offset described in the immediately following proviso) of the Details that such non-requesting party reported to the requesting party as being performed in such calendar year such that there is a shortfall in excess of ten percent (10%), then such non-requesting party shall reimburse the requesting party for the full cost of such audit; provided further that if in any calendar year the audit reveals that both parties failed to perform one hundred percent (100%) of the Details that each such party reported to the other party as being performed in such year, then the requesting party's percentage point shortfall shall be subtracted from the non-requesting party's percentage point shortfall for purposes of making the calculation in the immediately preceding proviso.

         The Marketing Committee shall develop the training program for the respective sales forces. The parties agree to utilize such training program to assure a consistent, focused promotional strategy and message. Under the supervision of the Marketing Committee, each party shall train its own field sales force. Warner shall be responsible for all costs associated with training the field forces of both parties in accordance with such training program, including costs of materials, expenses, launch meetings and ongoing training and shall reimburse LeukoSite for its costs and expenses associated therewith. All of Warner's costs associated with training the field forces of both parties (including the amount reimbursed to LeukoSite) shall be deemed Marketing Expenses.

         In the event a decision is made by the Marketing Committee to sample the Warner-LeukoSite Product, Warner shall supply all samples for use in connection with the sampling of Warner-LeukoSite Product. The Marketing Committee shall develop a sampling strategy. Such samples shall be considered and treated as Marketing Expenses.

         6.2 Promotional Materials. LeukoSite may disseminate only those promotional and advertising materials for Warner-LeukoSite Products that have been provided or approved for use by the Marketing Committee. Warner shall supply LeukoSite quantities of promotional materials needed by LeukoSite to exercise its co-promotion rights under this Agreement. LeukoSite shall not, and shall cause its employees, representatives and agents not, to make any claims or representations in respect of the Warner-LeukoSite Products that have not been approved by Warner.

         6.3 No Delegation. Each party may use only its own employees or the employees of one or more of its subsidiaries in the course of marketing Warner-LeukoSite Products in the Designated Co-Promotion Countries under this Agreement.

         6.4 Returns. Warner shall be responsible for handling all returns relating to Warner-LeukoSite Products. Any Warner-LeukoSite Product returned to LeukoSite shall be shipped by it to the address designated by Warner with shipping costs authorized by Warner to be paid by Warner.

         6.5 Orders. All customer orders for Warner-LeukoSite Products shall be received and executed in each country by Warner. LeukoSite shall transmit any such orders that it receives to Warner no later than the following business day.

         6.6 Samples. Each of the parties will keep accurate records as to the distribution of samples, and comply with all applicable laws, rules and regulations dealing with the distribution of samples.

         6.7 Completion of Sales. All sales of Warner-LeukoSite Products will be completed, distributed, accounted for, billed and booked by Warner at prices established by Warner, provided, however, that Warner will not grant a preference to or otherwise favor other products of Warner over Warner-LeukoSite Products or Warner Products based on the fact LeukoSite is entitled to royalties or a share of Co-promotion rights.

         6.8 Exchange of Marketing Information. From time-to-time Warner will develop call lists, schedules and other appropriate information for the purpose of determining the physicians and other persons involved in the drug purchase decision-making process to whom LeukoSite and Warner will Detail each Warner-LeukoSite Product in the Designated Co-Promotion Countries. The parties agree to cooperate in finding an inexpensive and expeditious way to provide a call list and other information indicating the identity of those physicians and other persons involved in the decision-making process regarding the purchase of pharmaceuticals. The parties will establish a method of confirming when Details have been made in the Designated Co-Promotion Countries so that, among other things, LeukoSite's and Warner's Detail Effort can be calculated.

         6.9 Termination of Co-Promotion Countries. LeukoSite may, upon one month written notice, remove one or more countries from the Designated Co-Promotion Countries. In such event, LeukoSite will no longer have any rights to co-promote the Warner-LeukoSite Product in such country, but instead will be entitled to receive the royalty referred to in Section 5.6 in respect of Net Sales in such country.

         6.10 During the Term of Co-Promotion for the Designated Co-Promotion Countries, Warner shall be responsible for:

                  (i) manufacturing (or having manufactured), packaging, labeling, warehousing and distributing Warner-LeukoSite Product.

                  (ii) maintaining, as reasonably possible and based on the business judgment of the Marketing Committee, such inventory and stock levels of raw materials, packaging components and finished Warner-LeukoSite Product as are required to maintain an appropriate customer service level.

                  (iii) providing adequate samples, training materials, territory sales reports and promotional materials for both parties' field sales forces.

                  (iv) providing customer service activities and medical information services.

         6.11 Warner warrants that any Warner-LeukoSite Product manufactured by Warner or a third party (i) shall be manufactured for sale in the Designated Co-Promotion Countries in conformance with all applicable federal, state and local statutes, ordinances and regulations (including, without limitation, the Federal Food, Drug, and Cosmetic Act (FD&C) and the regulations thereunder such as current good manufacturing practices), as the same may be amended from time to time, (ii) at the time of shipment by Warner shall not be adulterated or misbranded within the meaning of the FD&C, and (iii) at the time of shipment by Warner shall not be a product which would violate any section of the FD&C if introduced into interstate commerce.

         6.12 LeukoSite and Warner shall not have any right with respect to co-promotion in a Designated Co-Promotion Country of a "generic" form of a Warner-LeukoSite Product which is not covered by a Patent Right.

                                   ARTICLE VII

                                       FDA

         7.1 Side Effects. Each party shall advise the other as promptly as reasonably practical by telefax or overnight delivery service addressed to the attention of its Vice President, International Regulatory Affairs and Drug Safety and Surveillance (or, in LeukoSite's case, the party with similar responsibilities), of any unexpected side effect, adverse reaction or injury which has been brought to that party's attention at any place and which is alleged to have been caused by a Warner-LeukoSite Product. Warner shall have all rights and responsibility timely to report such side effects, adverse reaction or injury to regulatory authorities and others as appropriate.

         7.2 Regulatory and other Inquiries. Upon being contacted by the FDA or any drug regulatory agency for any regulatory purpose pertaining to this Agreement or to a Warner-LeukoSite Product, LeukoSite and Warner shall immediately notify and consult with one another and Warner shall provide a response as it deems appropriate. Warner shall have sole right and responsibility for responding to all inquiries to Warner or LeukoSite regarding the benefits, side effects and other characteristics of Warner-LeukoSite Products.

         7.3 Product Recall. In the event that Warner or LeukoSite determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Warner-LeukoSite Product, or any lot or lots thereof, from the market in any Designated Co-Promotion Country, it shall advise and consult with the other party with respect thereto. Warner shall make the final determination to recall or otherwise remove the Warner-LeukoSite Product or any lot or lots thereof from the market. Warner and LeukoSite shall share the costs and expenses of such recall or removal in each Designated Co-Promotion Country, including without limitation expenses and other costs or obligations to third parties, the cost and expense of notifying customers and costs and expenses associated with shipment of the recalled Product from a customer to either Warner or LeukoSite. Such costs shall be shared in proportion to their average shares of Total Profit during the two years preceding the giving of notice of recall to customers.

                                  ARTICLE VIII

                     DETERMINATION OF CO-PROMOTION PAYMENTS

         8.1 Determination of LeukoSite's Compensation. LeukoSite's share of profit ("LeukoSite's Share of Profit") in respect of sales of each Warner-LeukoSite Product in a Designated Co-Promotion Country will equal Total Profit actually received in respect of sales in such country multiplied by * in respect of such country or such lower percentage selected by LeukoSite pursuant to Section 4.2, or such percentage as provided in Section 8.4(b).

         8.2 Payment and Reporting. Within thirty (30) days after the close of each calendar quarter, or earlier if possible, during the Term of Co-Promotion in each Designated Co-Promotion Country (i.e. on or before the last day of each of the months of June, September, December and March), Warner shall furnish to LeukoSite a statement (the "Profit Statement") setting forth, on a country by country basis, Total Profit of each Warner-LeukoSite Product, and all data on which those figures were based and the calculations used in determining them. If LeukoSite's Share of Profit is a positive number, Warner will submit such amount to LeukoSite with the Profit Statement. If LeukoSite's Share of Profit is a negative number, LeukoSite will submit such amount to Warner within 30 days of its receipt of such Profit Statement. If the Term of Co-Promotion in a particular Co-Promotion Country ends during an accounting quarter,



* Confidential treatment requested: material has been omitted and filed separately with the Commission.

the amounts due hereunder shall be based upon an appropriate proration. Warner will provide LeukoSite monthly sales reports in respect of sales of Warner-LeukoSite Products in each relevant Co-Promotion Country if and when they become available. Such reports may contain estimated data and will not be binding for any purpose whatsoever.

         8.3 Records. Warner and LeukoSite shall each keep accurate books and accounts of record in connection with the manufacture, use and/or sale by or for it of the Warner-LeukoSite Products in sufficient detail to permit accurate determination of all figures necessary for verification of compensation hereunder. Warner and LeukoSite shall maintain such records for a period of three (3) years after the end of the year in which they were generated. At such party's expense, a party, through a certified public accountant, shall have the right to access the books and records of the other party for the sole purpose of verifying such statements; such access shall be conducted after reasonable prior written notice to the party, during ordinary business hours and not more frequently than once during each calendar year.

         8.4(a) In the event that in any calendar year, a party performs at least sixty percent (60%) of its Budgeted Detail Effort for the calendar year but does not perform at least ninety percent (90%) of its Budgeted Detail Effort for the calendar year and the other party does perform at least ninety percent (90%) of its Budgeted Detail Effort for the calendar year, then such party shall pay to the other party an amount equal to the increased Sales Cost incurred by the other party as a result of the party's shortfall in its Budgeted Detail Effort. Such increased Sales Cost shall be determined by dividing the total Sales Cost of the other party for the calendar year by the Detail Effort for the other party for the calendar year and multiplying such number by the difference between the Budgeted Detail Effort for the deficient party for the calendar year and the Detail Effort for the deficient party for the calendar year. If both parties perform less than ninety percent (90%) of their Budgeted Detail Effort then the shortfall in the Detail Effort of each party shall be calculated and the difference between them shall also be calculated. The party with the greater shortfall shall pay the increased Sales Cost to the other party as calculated above based on the difference between the respective shortfalls. The amount owed under this Section shall be paid within sixty (60) days after the end of the calendar year.

         (b) In the event that in any calendar year, a party performs less than sixty percent (60%) of its Budgeted Detail Effort for the calendar year and the other party performs at least ninety percent (90%) of its Budgeted Detail Effort for the calendar year, if such party is LeukoSite,

LeukoSite's Share of Profit shall be decreased and if such party is Warner, LeukoSite's Share of Profit shall be increased, with LeukoSite's Share of Profit
(i) in the case where LeukoSite is such party being the actual Detail Effort of LeukoSite for the calendar year divided by the Budgeted Total Detail Effort for the calendar year multiplied by the Total Profit and (ii) in the case where Warner is such party, being the Total Profit multiplied by a fraction where such fraction is the difference between one (1) and a fraction having as a numerator Warner's actual Detail Effort for the calendar year and as a denominator the Budgeted Total Detail Effort for the calendar year.

                                   ARTICLE IX

                                 CONFIDENTIALITY

         9.1 Confidentiality. (a) Except as specifically permitted hereunder, each party hereby agrees to hold in confidence and not use on behalf of others (or on behalf of itself outside the Collaboration) all data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies and know-how provided by the other party (the "Disclosing Party") during the Term of this Agreement and all data, results and information developed pursuant to the Collaboration and owned solely by the other party (collectively the "Confidential Information"), except that the term "Confidential Information" shall not include:

         (i) Information that is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates; and

         (ii) Information that is obtained after the date hereof by the non-Disclosing Party or one of its Affiliates from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information; and

         (iii) Information that is known to the non-Disclosing Party prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party's written records; and

         (iv) Information that is necessary or advantageous to both parties to be disclosed to any governmental authorities or pursuant to any regulatory filings, provided that in such case the non-Disclosing Party notifies the Disclosing Party reasonably in advance of such disclosure and cooperates with the Disclosing Party to minimize the scope and content of such disclosure; and

         (v) Information that is required to be disclosed pursuant to any relevant law or regulation or under order of a court of competent jurisdiction, provided that in such case the non-Disclosing Party notifies the Disclosing Party reasonably in advance of such disclosure and cooperates with the Disclosing Party to minimize the scope and content of such disclosure.

         (b) The obligations of this Section 9.1 shall survive for five years following the expiration or termination of this Agreement except to the extent required by any obligations of confidentiality to a third party that are disclosed to the non-disclosing party prior to termination of this Agreement.

         9.2 Publicity. All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by and subject to the approval of both parties; except that such review and approvals shall not be required for any announcement that discloses the existence of this Agreement without disclosing any of its material terms. Notwithstanding the foregoing, to the extent required by applicable law, rule or regulation or in connection with filings with regulatory agencies or the offering of securities, including but not limited to the SEC, a party may file this Agreement and/or disclose the contents of this Agreement without the approval of the other party, provided that the other party is provided with the opportunity to review and comment on such disclosure and further provided that such disclosure shall be limited to the minimum amount of information and distribution required by such law, rule, regulation or filing.

         9.3 Publication. The parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of any such results, the party proposing disclosure shall send the other party a copy of the information to be disclosed, and shall allow the other party 15 days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure. If notification is not received during the 15 day period, the party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a belief by the nondisclosing party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the 15 day period, the nondisclosing party shall so notify the disclosing party, who shall then delay public disclosure of the information for an additional period of up to 2 months to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice. Nothing in this Section will be construed to allow either party to disclose the Confidential Information of the other party in any publication or other disclosure without the express written consent of such other party.

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

         10.1 Legal Authority. Each party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

         10.2 No Conflicts. Each party represents and warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or By-Laws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

         10.3 Others Bound. Each party represents and warrants that anyone performing services under this Agreement on its behalf shall be bound by all of the conditions of this Agreement.

         10.4 Survival. The foregoing representations and warranties shall survive the execution, delivery and performance of this Agreement, notwithstanding any investigation by or on behalf of either party.

         10.5 Disclaimer. Except as otherwise expressly stated herein, Warner hereby disclaims any warranty expressed or implied as to any LeukoSite Product manufactured by or for, used, sold or placed in commerce by or on behalf of LeukoSite. Except as otherwise expressly stated herein, LeukoSite hereby disclaims any warranty expressed or implied as to any Warner Product and/or any Warner-LeukoSite Product manufactured by or for, used, sold or placed in commerce by or on behalf of Warner in a Non-Designated Co-Promotion Country.

                                   ARTICLE XI

                                   TERMINATION

         11.1 Termination. In the event of a material breach of the provisions of this Agreement described below, the breaching party shall have ninety days after receipt of written notice from the non-breaching party to cure such breach, which period shall be sixty (60) days in the case of a failure to make a payment when due.

         (a) In the event of an uncured material breach of Article I, the non-breaching party may terminate this Agreement.

         (b) In the event of an uncured material breach of Article V by Warner in regard to a Warner Product or Warner-LeukoSite Product, LeukoSite may immediately (i) terminate the licenses granted by it pursuant to Section 5.1 in respect of such Product and (ii) require Warner to grant LeukoSite an exclusive (even as to Warner), worldwide license under the Patent Rights, Background Technology and Collaboration Technology relating to such Product and owned or controlled by Warner to the extent necessary to make, have made, use or sell such Product. In such event such Warner Product or Warner-LeukoSite Product shall be a LeukoSite Product for the purposes of this Agreement.

         (c) In the event of an uncured material breach of Article V by LeukoSite in regard to a LeukoSite Product, Warner may immediately (i) terminate the licenses granted by it pursuant to Section 5.2 in respect of such Product and (ii) require LeukoSite to grant Warner an exclusive (even as to LeukoSite), worldwide license under the Patent Rights, Background Technology and Collaboration Technology to the extent necessary to make, have made, use or sell such Product. Such LeukoSite Product shall be a Warner Product for the purposes of this Agreement.

         (d) In the event of an uncured material breach of Article VI or VIII by Warner in regard to a Warner-LeukoSite Product, LeukoSite may immediately (i) terminate the licenses granted by it pursuant to Section 5.1 in respect of such Product and (ii) require Warner to grant it an exclusive (even as to Warner), worldwide license under the Patent Rights, Background Technology and Collaboration Technology to the extent necessary to make, have made, use or sell such Product. In such event, such Product will be a LeukoSite Product for purposes of this Agreement.

         (e) In the event of an uncured material breach of Article VI or a payment provision of Article VIII or of Section 4.2 by Leukosite with respect to a Warner-LeukoSite Product, Warner may immediately terminate the marketing rights of Leukosite with respect to such Warner-Leukosite Product.

         11.2 Effect of Bankruptcy. If either party files a voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within 15 days an involuntary petition in bankruptcy filed against it, then (a) this Agreement shall immediately terminate and (b) the licenses granted to such party hereunder shall immediately terminate.

         11.3 Termination By Either Party Other Than For Cause. Either party may terminate this Agreement at any time for any reason upon 6 months written notice. In such event, the terminating party shall immediately pay all amounts that are then due hereunder and the other party shall have a non-exclusive, worldwide, license to all Collaboration Technology as well as an exclusive, royalty-free worldwide license to the extent necessary to make, have made, use and sell all Products.

         11.4 Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1 Indemnification. Warner and LeukoSite each agrees to indemnify and hold harmless the other party and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (such party's "Indemnified Group") from and against any claims, judgments, expenses (including reasonable attorneys' fees), damages and awards (collectively a "Claim") arising out of or resulting from (i) its negligence or misconduct in regard to any Product, (ii) a breach of any of its representations or warranties hereunder or (iii) the manufacture, use or sale of a Warner Product or a Warner-LeukoSite Product (in the case of Warner) or a LeukoSite Product (in the case of LeukoSite), except to the extent that such Claim arises out of or results from the negligence or misconduct of a party seeking to be indemnified and held harmless or the negligence or misconduct of a member of such party's Indemnified Group. An indemnified party shall promptly give notice to the indemnifying party of any information from which it should reasonably conclude an incident has occurred that could give rise to a Claim, and in the event a Claim is made or a suit is brought, all indemnified parties shall assist the indemnifying party and cooperate in the gathering of information with respect to the time, place, and circumstances and in obtaining the names and addresses of any injured parties and available witnesses. The failure to give the notice referred to in the preceding sentence shall not relieve a party of its indemnification obligations, except to the extent such failure prejudices the ability of the indemnifying party to defend against such claim. No indemnified party shall, except at its own cost, voluntarily make any payment or incur any expense in connection with any such Claim or suit without the prior written consent of the indemnifying party. Each indemnified party shall permit the indemnifying party to assume the defense of any claim. The obligations set forth in this Section shall survive the expiration or termination of this Agreement.

         12.2 Assignment/Change of Control. (a) This Agreement is not assignable by either party without the prior written consent of the other party. To the extent that assignment is permitted this Agreement shall be binding upon and inure to the benefit of the parties' successors, legal representatives and assigns. Notwithstanding the foregoing, (i) Warner may assign this Agreement to any of its subsidiaries or any entity succeeding to a majority of its Parke-Davis business or substantially all of the business to which this Agreement is related and (ii) LeukoSite may assign this Agreement to any of its subsidiaries or to any entity succeeding to substantially all of its pharmaceutical business or substantially all of the business to which this Agreement is directed. In no event will any assignment relieve the assigning party of its obligations hereunder. No assignment shall take effect until the assignee notifies the non-assigning party of such assignment and the assignee agrees to be bound by all the terms, conditions and obligations of this Agreement.

         (b) In the event of (i) a merger, consolidation, plan of exchange or other reorganization of LeukoSite in which LeukoSite is not the surviving party and the surviving party is an entity which does not presently control or is not presently under common control with LeukoSite and such surviving entity is in the pharmaceutical industry and has total annual sales at such time in excess of $500 million, or any other transaction or series of transactions that result in an entity (together with such entity's Affiliates) controlling LeukoSite and such entity does not presently control or is not presently under common control with LeukoSite and such surviving entity is in the pharmaceutical industry and has total annual sales at such time in excess of $500 million or (ii) the assignment by LeukoSite of this Agreement to any entity succeeding to substantially all of LeukoSite's pharmaceutical business or substantially all of the business to which this Agreement is related and such entity is an entity which does not presently control or is not presently under common control with LeukoSite and such entity is in the pharmaceutical industry and has total annual sales in excess of $500 million, then Warner may terminate LeukoSite's right to co-promote all Warner-LeukoSite Products hereunder. In such event, LeukoSite or the surviving entity, or the assignee, as the case may be, will be entitled to receive (or obligated to pay) LeukoSite's Share of Profit of each Warner-LeukoSite Product in the Designated Co-Promotion Countries, except that in calculating Total Profit, the Selling Expenses of Warner shall also be deducted from Net Sales.

         12.3 Non-Waiver. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         12.4 Submission to Senior Officers for Dispute Resolution. The parties recognize that the collaborative research program under this Agreement and the development and commercialization of Development Candidates will require the resolution of certain issues in the future. In the event the Management Committee or any Marketing Committee is unable to resolve a dispute under this Agreement or come to unanimous agreement on terms mutually acceptable to both parties, either party may have the dispute referred to the senior officer of Warner's pharmaceutical business for good faith resolution. Such senior officer shall confer with LeukoSite's President prior to resolving such dispute. The resolution of the dispute pursuant to this Section shall be final and binding on the parties.

         12.5 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, other than those provisions governing conflicts of law.

         12.6 Partial Invalidity. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

         12.7 Notice. Any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered,
(ii) delivered by a internationally recognized overnight courier or (iii) delivered by certified mail, postage prepaid, return receipt requested to the party at the address set forth below for such party:

         To Warner:                         To LeukoSite:

         Senior Vice President,              Christopher K. Mirabelli, Ph.D.
           Research and Development            Chairman of the Board and
         Parke-Davis Pharmaceutical            Chief Executive Officer
           Research,                         LeukoSite, Inc.
         Warner-Lambert Company              215 First Street
         2800 Plymouth Road                  Cambridge, MA 02142
         Ann Arbor, MI 48105

         with a copy to:                     with a copy to:

         Vice President and                  Elliot Olstein, Esq.
           General Counsel                   Carella, Byrne, Bain, Gilfillan,
         Warner-Lambert Company                Cecchi, Stewart & Olstein
         201 Tabor Road                      6 Becker Farm Road
         Morris Plains, NJ 07950             Roseland, NJ  07068

or to such other address as to which the party has given notice thereof. Such notices shall be deemed given upon receipt.

         12.8 SAB Attendance. During the Term of this Agreement, Warner will be entitled to have a representative attend (but not vote at) all meetings of LeukoSite's Scientific Advisory Board ("SAB"). Warner will be provided notices, meeting minutes and all material made available to SAB members generally at the same time as such SAB members. Warner will recuse itself from that portion of any meeting, and will not be provided material related to, confidential information of third parties who object to Warner's inclusion. Prior to attending any such SAB meeting, Warner will sign a confidentiality agreement by which Warner will agree to maintain in confidence all information, data and materials received as a result of such attendance and not to use same for any research, development, manufacture or sale of any product or process (except to the extent permitted by this Agreement).

         12.9 Headings. The headings appearing herein have been inserted solely for the convenience of the parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

         12.10 No Implied Licenses or Warranties. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Neither party warrants the success of any clinical or other studies undertaken by it.

         12.11 Force Majeure. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement, nor shall it create any liability, if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the party in question: acts of god; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the party so affected shall use its best efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

         12.12 Survival. The representations and warranties contained in this Agreement as well as those rights and/or obligations contained in the terms of this Agreement which by their intent or meaning have validity beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

         12.13 Entire Agreement. This Agreement, together with the Preferred Stock Purchase Agreement dated the date hereof, constitute the entire understanding between the parties with respect to the subject matter contained herein and supersede any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof.

         12.14 Amendments. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

         12.15 Independent Contractors. It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses, and neither party hereto is to be considered the agent or partner of the other party for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

         12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

         12.17 In the event that there is a conflict between the text of this Agreement and Exhibit 1, the text of this Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

LEUKOSITE, INC.                              WARNER-LAMBERT COMPANY



By:  [signature appears here]                By:  [signature appears here]
       Name:                                      Name:

   Title:                                    Title: